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                                                                    Exhibit 16.1


                         Letter from Ernst & Young LLP




May 21, 1997

Securities and Exchange Commission
450 Fifth Street Northwest
Washington, DC  20549

Dear Sirs/Madams:

We have read the third paragraph under the caption "Experts" found on page 58 of Amendment No. 1 to the Registration Statement Form S-1 (No. 333-22833) of Great Plains Software,Inc. dated May 21, 1997 for the registration of 3,450,000 shares of its common stock and are in agreement with the statements contained therein, except as to the third sentence of this paragraph for which we have no basis to agree or disagree.



                                                     /s/ Ernst & Young LLP